As filed with the Securities and Exchange Commission on January 29, 1996.

                                                     Registration No. 33-63455

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------

                            MEDICAL INNOVATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   76-0280551
                      (I.R.S. Employer Identification No.)
                             ----------------------

                            One Riverway, Suite 2300
                              Houston, Texas 77056
                                 (713) 688-6600
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                            Mark H. Fisher, President
                            One Riverway, Suite 2300
                              Houston, Texas 77056
                                 (713) 688-6600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

                                    Copy to:

                               John R. Boyer, Jr.
                       Boyer, Ewing & Harris Incorporated
                         Nine Greenway Plaza, Suite 3100
                              Houston, Texas 77046
                                 (713) 871-2025

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
                             ----------------------

     If the only securities being registered on this Form are to be offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                             ----------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            MEDICAL INNOVATIONS, INC.
                              CROSS-REFERENCE SHEET
            Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K

         Item No. and Caption in Form S-3                              Location in Prospectus
         --------------------------------                              ----------------------
1.     Forepart of Registration Statement and Outside Front
       Cover page of Prospectus........................................Outside Front Cover Page
2.     Inside Front and Outside Back Cover Pages of
       Prospectus......................................................Inside Front and Outside Back Cover Pages
3.     Summary Information, Risk Factors and Ratio of
       Earnings to Fixed Charges.......................................The Company; Risk Factors
4.     Use of Proceeds.................................................Use of Proceeds
5.     Determination of Offering Price.................................Plan of Distribution
6.     Dilution........................................................*
7.     Selling Security Holders........................................Selling Stockholders
8.     Plan of Distribution............................................Cover Page of Prospectus; Plan of Distribution
9.     Description of Securities to be Registered......................Description of Capital Stock
10.    Interest of Named Experts and Counsel...........................*
11.    Material Changes................................................Recent Developments
12.    Incorporation of Certain Information by Reference...............Incorporation of Certain Information
                                                                       By Reference
13.    Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities..................*
---------

*Omitted from Prospectus because item is inapplicable or the answer thereto is negative.

PROSPECTUS

                                4,244,392 SHARES

                            MEDICAL INNOVATIONS, INC.

                                  COMMON STOCK
                                 ---------------

         This Prospectus related to the subsequent sale and offer for sale on the over-the-counter market or otherwise of up to 4,244,392 shares (the "Shares") of Common Stock, $0.0075 par value ("Common Stock") of Medical Innovations, Inc. (the "Company") by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares. The Common Stock of the Company is traded in the over-the-counter market under the symbol "MIXX." On January 26, 1996, the average of the closing bid and asked prices of the
Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), was $1.625 per share.
                                 ---------------

           SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF
              CERTAIN FACTORS THAT SHOULD BE CONSIDERED PRIOR TO AN
                 INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.
                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

         The offering price will be the market price prevailing at the time of sale or a negotiated price. See "Plan of Distribution." No underwriter is being utilized in connection with this offering. All discounts, commissions or concessions allowed to dealers, brokers or agents in connection with the sale of the Shares will be paid by the Selling Stockholders. The Company is bearing certain expenses in connection with the offering of the Shares, estimated at approximately $75,000.00. See "Plan of Distribution" for further information concerning the method by which the offering price for the Shares will be determined and the possible sales expenses to be incurred by the Selling Stockholders.

                          Estimated                                  Proceeds
                          Price to             Estimated            to Selling
                          Public(1)           Commissions          Stockholders
-------------------------------------------------------------------------------
Per Share.........    $       1.625           $      0.08         $       1.545
-------------------------------------------------------------------------------
Total.............    $6,897,137.00           $339,551.36         $6,557,585.64

(1) Estimated solely for the purpose of calculating the proceeds to the Selling Stockholders. This estimate is based on the average of the closing bid and asked prices of the Common Stock as reported by NASDAQ on January 26, 1995.

                                 ---------------

                THE DATE OF THIS PROSPECTUS IS JANUARY 29, 1996.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, and at regional offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

         The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with the Commission with respect to the securities offered by this Prospectus. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which the Company previously filed with the Commission pursuant to the Exchange Act (file No. 0-17787), are incorporated and made a part of this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by a Form 10-K/A, Amendment No. 1, filed on January 2, 1996, a Form 10-K/A, Amendment No. 2, filed on January 22, 1996, and a Form 10-K/A, Amendment 3, filed on January 29, 1996; (ii)the Company's Quarterly Reports filed on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995; (iii) the Company's Quarterly Report filed on Form 10-Q for the quarter ended September 30, 1995, as amended by a Form 10-Q/A, Amendment No. 1, filed on January 2, 1996, and a Form 10-Q/A, Amendment No. 2, filed on January 22, 1996, and a Form 10-Q/A, Amendment No. 3, filed on January 29, 1996; (iv) the Company's Current Report on Form 8-K, dated June 29, 1994, as amended by a Form 8-K/A, Amendment No. 1, dated September 9, 1994; (v) the Company's Current Report on Form 8-K, dated May 19, 1995, as amended by a Form 8-K/A, Amendment No. 1, filed on August 2, 1995, and by a Form 8-K/A, Amendment No. 2, filed on January 2, 1996; and (vi) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, dated May 26, 1989.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus will be deemed to be incorporated by reference in this Prospectus and will be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein that is modified or superseded by a statement in any document subsequently filed by the Company will be deemed to be modified or superseded to the same extent for purposes of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference herein (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates by reference). Requests for copies should be directed to Mr. Mark H. Fisher, President, Medical Innovations, Inc., One Riverway, Suite 2300, Houston, Texas 77056, telephone number (713) 680-6600.

                                   THE COMPANY

         The Company is in the business of providing specialized and high-tech home healthcare services, home medical equipment, homemaker services, and intravenous therapies. This complement of home healthcare services is designed to address the specific needs of patients in a variety of diagnostic groups, including patients receiving treatment for cancer, diabetes, wounds, AIDS, and high-risk pregnancies. The Company has a staff of full time nursing, homemaker, pharmacy, and therapy personnel and access to carefully screened registries of qualified clinicians, all of whom interact with physicians and implement a customized plan of home healthcare for each patient.

         The Company also is in the business of providing comprehensive home healthcare management services under contractual arrangements with hospitals and other providers. The home healthcare management division was formed in late 1993. In May 1995, the Company significantly expanded this division by adding the operations of Hospital HomeCare Corporation ("HHCC"), a provider of hospital home health management services.

         The Company's executive offices are located at One Riverway, Suite 2300, Houston, Texas 77056, its telephone number is (713) 680-6800 and its telecopy number is (713) 590-2520.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEREFORE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS IN EVALUATING THE COMPANY AND ITS BUSINESS.

         SUBSTANTIAL INDEBTEDNESS; LEVERAGE. The Company has total outstanding indebtedness (including the current portion thereof) and total stockholders' equity of approximately $12,012,000 and $9,191,000, respectively, as of September 30, 1995. In addition, only about one half of the Company's approximately $29,535,000 in total assets as of September 30, 1995 consisted of tangible assets. The level of the Company's indebtedness could have important consequences to the purchasers of the Shares, including (without limitation) the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other corporate purposes may be impaired; (ii) a significant portion of the Company's cash flow from operations is used, and will continue to be used, to make interest and scheduled principal payments on its indebtedness, thereby reducing the funds available to the Company to fund its operations and future business opportunities; (iii) virtually all of the Company's indebtedness is at floating rates of interest, which could result in higher interest expense in the event of an increase in interest rates; (iv) the Company's credit facility with its bank contains financial and other restrictive covenants that could limit the Company's operating and financing flexibility and, if violated, would result in an event of default that could preclude the Company's access to credit under its revolving credit facility or otherwise have a material adverse effect on the Company; and (v) the Company may be more vulnerable to general economic and industrial downturns.

         REIMBURSEMENT BY THIRD PARTY PAYORS. Virtually all of the Company's revenue is attributable to amounts received from third-party payors. In an effort to contain medical costs, third-party payors are seeking to impose lower reimbursement and utilization rates and to negotiate reduced payment schedules with service providers. As a result, historical levels of revenue per patient for medical services have been reduced. Any further reduction in reimbursement levels, or other changes to reimbursement practices, may have an adverse effect on the Company's operations.

         RELIANCE ON GOVERNMENT PROGRAMS. Over 80% of the Company's revenue is currently attributable to Medicare, Medicaid and other government programs. Amounts due from such government payors are subject to some scrutiny prior to reimbursement and, with certain payors, are subject to examination and retroactive adjustment after reimbursement. In the past, the Company has experienced some delays in receiving reimbursement from such government programs on a timely basis, and currently has a significant amount due from government programs in excess of the normal amount of receivables for the operations in question. In addition, due to the uncertainties involved in the reimbursement process of these programs, the Company has experienced material adjustments to its reserves for government program settlements in the past. Any increase in the amount of receivables that are subject to delay, any increase in the length of such delays, any material negative adjustment to the Company's reserves, or any other change in the reimbursement practices of these programs may have any adverse effect on the Company's operations.

         COLLECTIBILITY OF CERTAIN AMOUNTS DUE. The Company is currently experiencing certain difficulties in connection with the reimbursement of approximately $550,000 of receivable claims from the Medicaid intermediary in Nevada, which claims have been denied and are subject to an informal appeal to the Nevada Medicaid program. In addition, approximately $600,000 is due under an expired management contract that is currently the subject of a dispute. There can be no assurance that the Company will be able to recover any of these amounts.

         LENGTHY COLLECTION PERIODS; LIQUIDITY. Because of the lengthy collection periods associated with receivables from third-party payors, including government programs, and the collection difficulties discussed above, the Company's cash flow may at times be insufficient to meet its cash requirements. The Company at times has been required to borrow short-term funds to meet its ongoing obligations and may be required to do so in the future. If such funds are not available on favorable terms, the Company will have to borrow the funds on unfavorable terms, or default in the payment of certain of its obligations, either of which may have a material adverse effect on the Company. As of September 30, 1995, the Company had approximately $5,640,000 in withheld and delayed receivables, including the $1,150,000 subject to collection difficulties discussed above.

         SUBSTANTIAL INDEBTEDNESS DUE WITHIN ONE YEAR. Of the Company's total indebtedness of approximately $12,012,000, approximately $11,054,000 is payable within one year from September 30, 1995. Much of this indebtedness is under credit facilities with the Company's bank that mature at various times over the next year. Many of the Company's credit facilities are guaranteed by the president and another director of the Company. In addition, the Company's note with its bank in the principal amount of $5,450,000 (the "Bank Note"), which matures on June 30, 1996, is secured by collateral pledged to the bank by the president, another director and a stockholder of the Company. If the Company cannot continue to supply the guarantees referenced above, or the collateral is no longer available to secure the Bank Note, the Company will have great difficulty in refinancing its current indebtedness as its credit facilities mature. If the Company cannot refinance its current indebtedness, it is unlikely that the Company will be able to repay such credit facilities and such payment default would have a material adverse effect on the Company.

         NO ASSURANCE OF A MARKET FOR COMMON STOCK; ILLIQUID SECURITIES. The Common Stock is not listed on an exchange at this time. Therefore, there is currently only a limited public market for the Company's Common Stock. No assurance can be given that a market for the Common Stock will continue subsequent to this offering or that purchasers will be able to liquidate their investment without considerable delay, if at all, or to obtain accurate quotations as to the price of the Common Stock. If a market does continue, the price may be highly volatile. Also, some brokerage firms may not effect transactions in securities that trade below a stipulated price. Further, most lending institutions will not permit the use of low-priced or thinly traded securities as collateral for loans.

         The Securities Enforcement and Penny Stock Reform Act of 1990 requires delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In addition, broker/dealers who recommend penny stocks to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to sale. A penny stock is generally defined any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the NASDAQ Small-Cap market and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000 if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000 if such issuer has been in continuous operation for less than three years, (iii) average annual revenue of at least $5,000,000 if such issuer has been in continuous operation for three years, or (iv) average annual revenue of at least $6,000,000 if such issuer has been in continuous operation for less than three years.

         Although the Common Stock currently falls within the exceptions included in the definition of a penny stock, as it is listed on the NASDAQ Small-Cap Market, has been in continuous operation for three years, and has tangible net assets in excess of $2,000,000 and average annual revenue of at least $5,000,000, in the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Common Stock could be severely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Common Stock, and thus the ability of purchasers of the Common Stock to resell their shares.

         SUSTAINABILITY OF RECENT GROWTH THROUGH ACQUISITIONS. The Company's recent growth to a large extent has been the result of acquisitions. The Company is continually reviewing possible acquisitions of operations that are complementary to the Company's existing business. There can be no assurance that suitable acquisition candidates can be found or that recent or future acquisitions will be successful. If the Company is unable to find or consummate suitable acquisitions in the future, it could impede future growth. If the Company is able to complete acquisitions in the future, such acquisitions would likely be financed through either the issuance of additional shares of Common Stock, or options or warrants to purchase shares of Common Stock, which would dilute the percentage ownership of existing stockholders, the issuance of debt instruments or other increases in the Company's borrowing, which would increase the Company's leverage position, or a combination of both. In addition, there can be no assurance that such acquisitions will be successfully integrated into the Company. Any such failure to adequately integrate recent or future acquisitions may adversely impact operations or profitability.

         SIGNIFICANCE OF EXCESS COST OVER NET ASSETS OF ACQUIRED COMPANIES. The excess cost over net assets of acquired companies ("goodwill") was approximately 41% of the Company's total assets as of September 30, 1995. The Company believes that its goodwill has an unlimited life, and has assigned a forty year amortization period. In determining the estimated useful life of goodwill acquired, the Company considered factors such as: (1) the market share, locations, reputation and related business attributes of the acquired company;
(2) the nature of the home healthcare industry, which has been positively impacted by aging trends, the continued transfer of patients from high cost, acute care settings to the home; (3) the increasing acceptance by medical professionals of home healthcare as a better alternative to institutionalized care; and (4) the nature of the personal services provided, which will be continuously needed in the future and are not subject to obsolescence. The Company reviews the carrying value of goodwill for potential impairment at each balance sheet date. If, in connection with such review, the Company determines that there has been significant negative changes in the factors set forth above, the Company may be required to record a material provision against earnings for the impairment of its goodwill. In addition, any such negative changes could result in the Company's goodwill having a useful life of less than forty years. Any reduction in the estimated life of goodwill would result in increased amortization expense, which could have a material adverse effect on the Company's future profitability.

         SHARES ELIGIBLE FOR SALE. Of the 15,927,880 shares of Common Stock outstanding as of the date of this Prospectus, approximately 9,712,000 shares, including 3,830,392 shares to be sold by Selling Stockholders hereunder, are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. In general, under Rule 144 a person (or persons whose shares are aggregated) who has satisfied a two-year holding period, may sell within any three-month period, a number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Rule 144 also permits the sale of shares, without any quantity limitation, by a person who is not an affiliate of the Company and who has beneficially owned the shares for a minimum of three years. Of the restricted shares of Common Stock, the Company believes that the two-year holding period requirement has been met as to approximately 5,984,000 of the restricted shares held by existing stockholders. In addition, an aggregate of 4,977,000 shares of Common Stock are issuable, or reserved for issuance, under the Company's stock option plans and various stock options and stock purchase warrants granted by the Company. The Company has registered the issuance of 2,100,000 of those shares that are issuable upon exercise of options granted, or to be granted, under the Company's stock option plans and the resale of 414,000 shares issuable under stock purchase warrants is being registered hereby. Any sale into the market of a substantial number of these shares could adversely affect the prevailing market price of the Common Stock and impair the future ability of the Company to raise capital through the issuance of new securities.

         DEPENDENCE ON KEY PERSONNEL. The operations of the Company are dependent upon, among other things, the active participation of Mark H. Fisher, its President and Chief Executive Officer, and its other executive officers and key personnel. The Company has not obtained "key man" insurance on the life of Mr. Fisher, but is currently in the process of obtaining such insurance in an amount of not less than $1,000,000. The Company currently has key man insurance in the amount of $1,000,000 on the life of Arthur L. Rice, President of HHCC and a director. The Company does not have an employment agreement with Mr. Fisher or with Thomas J. Kaled, Executive Vice President and a director, but does have employment agreements with Mr. Rice, David C. Horn, Chief Financial Officer, and Douglas S. Johnston, General Counsel and Secretary. Failure of the Company to retain Mr. Fisher, or other executive officers or key personnel, and to attract and retain additional qualified personnel could adversely affect the Company's operations.

         EFFECTIVE CONTROL BY INSIDERS. Prior to this offering approximately
55% of the Company's outstanding shares of Common Stock were beneficially owned by officers and directors of the Company, or their family members. Virtually all of the remaining shares of Common Stock are held by the public. In addition, Mark H. Fisher, President of the Company, and Harvey R. Houck, Jr., a director of the Company, along with a shareholder and employee of the Company, hold warrants that entitle the holders to purchase all of the 100 shares of the Company's class A preferred stock (the "Class A Stock") that, under certain circumstances, is entitled to elect a majority of the Company's Board of Directors, for the purchase price of $100.00 per share (the "Preferred Warrants"). The recipients of the Preferred Warrants have executed a Voting Trust Agreement governing the Preferred Warrants and any shares of preferred stock issued upon exercise of the Preferred Warrants, which provides for Mr. Houck, as trustee, to vote all shares of the preferred stock issued upon exercise of the Preferred Warrants. The Preferred Warrants, however, are only exercisable upon default by the Company in payment of certain debt guaranteed by the holders of the Preferred Warrants. As a result, current management of the Company generally, and Messrs. Fisher and Houck specifically, will exercise significant influence over the direction of the Company and will be able to control its business and affairs for the foreseeable future.

         LIABILITY AND ADEQUACY OF INSURANCE COVERAGE. The nature of the Company's business is such that it is exposed to potential liabilities for personal injuries inherent in healthcare operations. Claims against the Company, if successful, could result in substantial damage awards. Although the Company maintains a level of insurance that it considers adequate, there can be no assurance that any particular claim will be covered, or will not exceed the coverage limits of, such insurance, or that the Company will continue to be able to maintain such insurance coverage on acceptable terms.

         ABSENCE OF DIVIDENDS. The Company anticipates that any earnings will be retained for the development of the Company's business, and that no dividends will be paid on the Common Stock in the foreseeable future. Investors who need immediate income from their investment should refrain from the purchase of the securities being offered.

         GOVERNMENT REGULATION. The healthcare services provided by the Company are subject to substantial regulation by the various states in which the Company operates, and by various federal agencies.

         STATE REGULATION. Healthcare services are subject to substantial regulation by the various states in which the Company conducts its business. In particular, the Company's facilities are subject to state laws governing pharmacies, home health agencies, nursing services, health planning and professional ethics. These regulations impose substantive standards on the level of home healthcare provided, as well as licensing and record keeping requirements. Such licenses generally require annual renewal. The state governmental bodies that presently regulate the Company are the state departments of health, the state boards of pharmacy and the state departments of public safety. Additionally, the Company's nurses and pharmacists are licensed by respective state agencies. The failure of a facility to obtain, renew or maintain any required regulatory approvals or licenses could adversely affect continued expansion of the Company and could prevent such facility from offering its existing services to patients.

         Some of the states in which the Company operates have laws that prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers and referral sources that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. In addition, some states restrict certain business relationships between physicians and pharmacies. Possible sanctions for violation of these restrictions include loss of licensure and civil and criminal penalties. These statutes vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies.

         FEDERAL REGULATION. The Company has Medicare-certified home healthcare agencies in Texas, Virginia and Nevada. The Health Care Financing Administration of the Department of Health and Human Services regulates, through its selected intermediaries and administrators, certain controls and standards applicable to the provision of services and reimbursement of those services to Medicare patients. The United States Food and Drug Administration and Drug Enforcement Agency also requires each facility containing a pharmacy to be registered to dispense controlled substances. The business of the Company may be impacted by changes in these regulations. In addition, the Company is subject to laws and regulations which relate to business corporations in general, including antitrust laws, occupational health and safety laws and environmental laws which, among other things, include the disposal, transportation, and handling of hazardous and infectious wastes.

         The Company is also subject to Section 112B(b) of the Social Security Act (commonly known as the Federal Illegal Remuneration Law), which prohibits certain actions and practices deemed by Congress to be fraudulent or abusive in nature. In particular, the Federal Illegal Remuneration Law prohibits financial arrangements between providers of healthcare services to government healthcare program (including Medicare and Medicaid) beneficiaries, such as the Company, and potential referral sources, such as physicians, that are designed to induce patient referrals to the providers. The Federal Illegal Remuneration Law contains both civil and criminal sanctions. The prohibitions contained in this statute have been broadly construed by federal cases and administrative agencies charged with enforcement of the statute and apply to any type of financial transaction between providers of healthcare services to Medicare and Medicaid beneficiaries and referral sources.

         In addition to the Federal Illegal Remuneration Law, Section 1877 of the Social Security Act (commonly known as the Stark Law) imposes certain restrictions upon referring physicians and providers of certain designated health services under the Medicare and Medicaid programs. Subject to certain exceptions, the Stark Law provides that if a physician (or a family member of a physician) has a financial relationship with an entity, (i) the physician may not make a referral to the entity for the furnishing of designated health services reimbursable under the Medicare and Medicaid programs, and (ii) the entity may not bill for designated health services furnished pursuant to a prohibited referral. Entities and physicians committing an act in violation of the Stark Law are subject to civil money penalties and exclusion from the Medicare and Medicaid programs. The designated health services include home health services, outpatient prescription drugs, durable medical equipment, and other services furnished through the Company's facilities. Financial relationships subject to the Stark Law are defined to include compensation arrangements, as well as investment interests such as that held by investors in the Company. Thus, physicians who invest in the Company, or have family members who invest in the Company, will be prohibited from referring Medicare and Medicaid patients to facilities owned by the Company.

         COMPLIANCE. The Company believes that it is in material compliance with all applicable laws and regulations. The Company is unable to accurately predict what additional legislation, if any, may be enacted in the future relating to the Company's business or the healthcare industry, including third-party reimbursement, or what effect any such legislation may have on the Company.

         HEALTHCARE REFORM INITIATIVES. In addition to extensive, existing healthcare regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. The United States Congress is currently reviewing extensive Medicare reform, which may include drastic changes to the healthcare industry as providers face pressure to contain costs associated with Medicare. In addition, the Company anticipates that both Congress and state legislatures will continue to review comprehensive reform legislation that may effect fundamental changes in the nation's healthcare system. The scope of any healthcare reform, whether at the federal or state level, is uncertain. The profitability of the Company, however, could be adversely effected by any new government regulation limiting the levels of reimbursement.

         COMPETITION. The home healthcare industry includes thousands of providers nationally and is intensely competitive. Although the market is highly fragmented, there are several major providers of home healthcare services, home medical equipment, homemaker services, and intravenous therapies and there are increasing pressures toward market consolidation and vertical integration. There are also several providers of home healthcare management services. The Company currently competes, directly and indirectly, with services and products offered by a variety of existing home healthcare companies, hospitals, physician groups and other healthcare organizations. Many of the Company's competitors are larger and have significantly greater resources than the Company. The increasing role of third party payors in directing patients to specific companies and the economies of scale associated with larger operations may result in further market consolidation. Additionally, the present demand for the kinds of services and products offered by the Company may cause others, including large hospitals, healthcare companies and medical supply companies, to enter the market.

                                 USE OF PROCEEDS

         All of the Shares are being sold for the account of the Selling Stockholders. The Company, therefore, will not receive any of the proceeds of this offering.

                              PLAN OF DISTRIBUTION

         The Company understands that the Shares will not be offered through underwriters. The Selling Stockholders intend to offer the Shares (i) through dealers or in ordinary broker transactions, (ii) direct sales to purchasers or sales effected through an agent or (iii) combinations of any such methods. The Shares will be sold at market prices prevailing at the time of sale or at negotiated prices. The Company is not aware of any arrangements made by the Selling Stockholders with any brokerage firm or otherwise regarding the sale of the Shares prior to the date of this Prospectus. Dealers and brokers involved in the offering and sale of the Shares may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares. The Selling Stockholders and any dealers or brokers that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares or any discounts, commissions or concessions received by any dealers or brokers might be deemed by the National Association of Securities Dealers to constitute underwriting compensation for purposes of the Association's Rules of Fair Practice.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of January 26, 1996, the name of each of the Selling Stockholders, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling Stockholders, and the number of Shares being offered hereby by such Selling Stockholders.

                                         SHARES BENEFICIALLY OWNED     NUMBER OF     SHARES BENEFICIALLY OWNED
                                           PRIOR TO THE OFFERING        SHARES       SUBSEQUENT TO THE OFFERING
                                           ---------------------                     --------------------------
    SELLING STOCKHOLDER                    NUMBER        PERCENT        OFFERED        NUMBER           PERCENT
    -------------------                    ------        -------        -------        ------           -------

Robert Gentile                             380,952  (1)     2.4%         380,942         -0-               *
Michael Mandel                             101,967  (2)      *           101,967         -0-               *
M. H. Meyerson & Co., Inc.                 350,000  (3)     2.2%         350,000         -0-               *
The Monarch Trust                           85,000  (4)      *            85,000         -0-               *
Arthur and Virginia Rice                 2,033,609  (5)    12.8%       2,033,609         -0-               *
Kenneth Rice                               120,820  (6)      *           120,820         -0-               *
Lucille Rice Roberts                       120,820  (6)      *           120,820         -0-               *
Lauretta Rice Colvin                       493,612  (7)     3.1%         493,612         -0-               *
Angela Rice McBride                        493,612  (7)     3.1%         493,612         -0-               *
The Wall Street Group, Inc.                 64,000  (8)      *            64,000         -0-               *
--------------

 *    Less than 1%

(1) Includes 380,952 shares of Common Stock received in connection with the Company's April 1994 acquisition of all of the outstanding stock of PRN Home Health Care, Inc. and its affiliated companies. Mr. Gentile is currently employed by the Company.
(2) Includes 101,967 shares of Common Stock received in connection with the Company's September 1993 acquisition of all of the outstanding stock of Advance Healthcare, Inc.
(3) Includes 350,000 shares of Common Stock to be issued pursuant to a currently exercisable warrant granted pursuant to an April 1992 agreement with the Selling Stockholder to provide investment banking services to the Company for a two and one-half year term.
(4) Includes 85,000 shares of Common Stock issued in connection with the Company's July 1995 acquisition of a minority interest in its Pensacola, Florida operations from an affiliate of the Selling Stockholder. An affiliate of the Selling Stockholder may receive potentially material finder's fees from the Company if the Company enters into certain transactions with five contacts identified by such affiliate.
(5) Includes 2,033,609 shares of Common Stock issued in May 1995 by the Company in exchange for all of the outstanding stock of HHCC (the "HHCC Merger"). Includes 101,680 shares of Common Stock held in escrow, which shares will be transferred to Mr. and Mrs. Rice, subject to any right of offset the Company may have against such shares for indemnification claims relating to the HHCC Merger. Mr. Rice is a director of the Company and the President of HHCC.
(6) Includes 120,820 shares received in connection with the HHCC Merger. Includes 6,041 shares of Common Stock held in escrow, which shares will be transferred to the Selling Stockholder, subject to any right of offset the Company may have against such shares for indemnification claims relating to the HHCC Merger. The Selling Stockholder is a sibling of Arthur Rice, a director of the Company.
(7) Includes 493,612 shares received in connection with the HHCC Merger. Includes 24,681 shares of Common Stock held in escrow, which shares will be transferred to the Selling Stockholder, subject to any right of offset the Company may have against such shares for indemnification claims relating to the HHCC Merger. The Selling Stockholder is the daughter of Arthur Rice, a director of the Company.
(8) Includes 64,000 shares of Common Stock to be issued pursuant to a currently exercisable warrant granted pursuant to a May 1992 agreement with the Selling Stockholder to provide public relations consulting services to the Company. Also, in October 1993, the Company issued 47,837 shares of Common Stock to an affiliate of the Selling Stockholder as payment for amounts owed by the Company to the Selling Stockholder for public relations consulting services rendered, which shares were sold in April 1995.

                          DESCRIPTION OF CAPITAL STOCK

         The capital stock of the Company consists of 78,000,000 authorized shares of which 75,000,000 are designated Common Stock, with a par value of $.0075 per share, and 3,000,000 are designated preferred stock, with a par value of $.01 per share (the "Preferred Stock").

COMMON STOCK

         As of January 26, 1996, there were 15,927,880 shares of Common Stock issued and outstanding, with an aggregate of 4,977,000 shares of Common Stock reserved for issuance under the Company's stock option plans and various stock options and stock purchase warrants granted by the Company.

         The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company and the satisfaction of creditors and the preferences and rights of holders of Preferred Stock outstanding, if any, the holders of shares of Common Stock are entitled to receive all assets remaining available for distribution to the stockholders. All of the outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable. All voting rights for directors are noncumulative, which means that the holders of a majority of the shares of Common Stock entitled to vote at a stockholder's meeting present in person or by proxy can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. A quorum for a meeting of stockholders consists of a majority of the shares entitled to vote at such meeting present in person or by proxy. The Common Stock has no preemptive, exchange or conversion rights.

STATUTORY BUSINESS COMBINATION PROVISION

         Section 203 of the Delaware General Corporation Law ("Section 203") restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met): (i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

         The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party who is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation, (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage. Such bylaw or charter amendment will not become effective until 12 months after the date it is adopted. The Company has not adopted such a charter or bylaw amendment and therefore will be covered by Section 203.

PREFERRED STOCK

         The Board of Directors is authorized, without any further action by the stockholders, to establish the terms and approve the issuance of shares of Preferred Stock from time to time in such series, to divide such shares of Preferred Stock into one or more classes or series and, in connection with the creation of any such class or series, to fix the designation, powers and relative, participatory, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof. No shares of Preferred Stock have been issued as of the date of this Prospectus, but the Board of Directors has authorized the issuance of the 100 shares of Class A Stock upon exercise of the Preferred Warrants. The Class A Stock is not purchasable under the Preferred Warrants unless the Company is in default on the Bank Note, which Bank Note is secured by collateral (marketable securities) pledged to the bank by the holders of the Preferred Warrants, the holders of the Preferred Warrants are in default under the related collateral maintenance agreements, or the bank liquidates the collateral of the holders of the Preferred Warrants. Although the Board has no current plans to authorize the issuance of any additional shares of Preferred Stock, any such issuance could have the effect of diluting the earnings per share and book value of existing shares of Common Stock, and such additional shares could adversely affect the voting power of the holders of Common Stock and otherwise could be used to dilute the ownership of persons seeking to gain control of the Company.

         For so long as the aggregate outstanding balance of the note issued to the former shareholders of Physicians Visiting Nurse Service, Inc. in connection with the Company's acquisition thereof (the "PVNS Note") and the Bank Note is $3,250,000 or more, the holders of the outstanding shares of Class A Stock, voting separately as a class, have the right to elect seven directors of the Company with the holders of the Common Stock, voting separately as a class, being entitled to elect six directors of the Company. For so long as the aggregate outstanding balance of the PVNS Note and the Bank Note is less than $3,250,000, the holders of the outstanding shares of Class A Stock, voting separately as a class, have the right to elect three directors of the Company with the holders of the Common Stock, voting separately as a class, being entitled to elect six directors of the Company. At any time after the outstanding balance of the PVNS Note and the Bank Note is less than $1,175,000 the Company may redeem all or any of the issued shares of the Class A Stock by paying the holder or holders thereof $100.00 per share.

                               RECENT DEVELOPMENTS

         Effective September 1, 1995, the Company and Horizon/CMS Homecare Corporation ("Horizon") entered into a five-year management contract under which the Company will start-up and manage the home care nursing operations of Horizon's long-term care centers and specialty and rehab hospitals throughout the nation. The agreement with Horizon continues the Company's efforts to enter into home care management contracts with large providers and follows the recently completed six-month management contract with Century Health Services.

                              FINANCIAL STATEMENTS

         The Company has not included in this prospectus pro forma financial statements for the period ended September 30, 1995 because the Company's financial statements included in its Quarterly Report on Form 10-Q for the period ended September 30, 1995 are restated to reflect the HHCC Merger, which was accounted for as a pooling-of-interests transaction, and which was the only material acquisition completed by the Company since December 31, 1994.

  No dealers, salesmen, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been so authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to its date hereof or that there has been no change in the affairs of the Company since such date.

       TABLE OF CONTENTS

Available Information........................    2
Incorporation of Certain
  Information by Reference...................    2
The Company..................................    3
Risk Factors ................................    3
Use of Proceeds..............................    8
Plan of Distribution.........................    8
Selling Stockholders.........................    9
Description of Capital Stock.................    9
Recent Developments..........................   11
Financial Statements.........................   12


                                4,244,392 SHARES

                                     MEDICAL
                                   INNOVATIONS

                                  COMMON STOCK

                           ---------------------------
                                   PROSPECTUS
                           ---------------------------

                               JANUARY 29, 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Expenses to be paid by the Company in connection with the distribution of the securities being registered hereby are estimated as follows:

         Registration fee.................................  $  2,904.30
         Reproduction and printing expenses...............     5,000.00
         Legal fees and expenses..........................    25,000.00
         Blue Sky filing fees and related expenses,
               including counsel .........................     2,000.00
         NASD fee.........................................     1,342.00
         Accounting fees and expenses.....................    37,000.00
         Miscellaneous....................................     1,753.70
                                                           ------------
               Total......................................  $ 75,000.00
------------------

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

         As permitted by the Delaware General Corporation Law (the "Delaware Code"), the Registrant's Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach or alleged breach of fiduciary duty as a director. This provision has no effect on the liability of a director (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, (iii) under Section 174 of Title 8 of the Delaware Code for illegal payment of dividends, stock repurchases, or stock redemption, and (iv) for any transaction from which a director derived an improper personal benefit.

         Also pursuant to the Delaware Code, the Registrant's Certificate of Incorporation sets forth the extent to which the Registrant is authorized to indemnify its directors, officers, employees and agents. The Registrant may indemnify any person subject to any action by reason of the fact that he is or was a director, officer, employee or agent of the Registrant so long as he acted in good faith and in a manner which he believed was not opposed to the best interests of the Registrant and, with respect to any criminal action, he had no reasonable cause to believe his conduct was unlawful. In any action by or in right of the Registrant, however, indemnity may not be made for any claim, issue or matter as to which such person is adjudged liable to the Registrant. To the extent that a director, officer, employee or agent is successful on the merits of any action described above, indemnification by the Registrant is mandatory. Any determination that indemnification by the Registrant in a specific case is proper must be made by the stockholders of the Registrant, a majority of uninterested directors or independent legal counsel. The Registrant must advance to officers and directors their expenses incurred in defending a civil or criminal action in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it is determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Registrant.

         The Certificate of Incorporation also authorizes the Registrant to purchase and maintain insurance, or make other financial arrangements, on behalf of any director, officer, employee or agent of the Registrant for any liability incurred by him in his capacity as such, whether or not the Registrant has the authority to indemnify him against such liability. The Company maintains directors and officers insurance in the amount of $1,000,000, with a $100,000 deductible for claims other than Securities and Exchange Commission claims, for which there is a $250,000 deductible, that is effective through June 13, 1996.

ITEM 16.  EXHIBITS

         (A)  EXHIBITS

An asterisk below indicates an exhibit filed herewith. Two asterisks indicate an exhibit previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement on Form S-18, Registration No. 33-22898-D (the "S-18"), such exhibit being incorporated from the exhibits to the S-18 by reference. The number in parentheses following the description of each such exhibit is the number of such exhibit in the S-18.

      EXHIBIT NO.                        EXHIBIT TITLE
      -----------                        -------------
        **4.1       -- Specimen Unit Certificate (including Specimen Certificate for Shares of Common Stock) (4.1(a))
          5.1       -- Opinion of Boyer, Ewing & Harris Incorporated
        *24.1       -- Consent of Price Waterhouse LLP
         24.2       -- Consent of Boyer, Ewing & Harris Incorporated is
                       contained in Exhibit 5.1 to this Registration Statement
         25.1       -- A power of attorney, pursuant to which
                       amendments to this Registration Statement may be filed, is included in the signature pages contained in Part II of this Registration
                       Statement

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 3 TO THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THERETO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON JANUARY 29, 1996.

                                    MEDICAL INNOVATIONS, INC.


                                    By:  MARK H. FISHER
                                         Mark H. Fisher, Chairman of the Board,
                                           President and Chief Executive Officer

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 2 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                             TITLES                                DATE
             ----------                             ------                                ----
         MARK H. FISHER               Chairman of the Board of Directors,          January 29, 1996
          (MARK H. FISHER)            President and Chief Executive Officer
                                      (principal executive officer)


          DAVID C. HORN               Vice President, Treasurer and                January 29, 1996   -
           (DAVID C. HORN)            Chief Financial Officer (principal
                                      financial officer)


        ROGER S. HUNTINGTON           Controller (principal accounting officer)    January 29, 1996
        (ROGER S. HUNTINGTON)


        THOMAS J. KALED               Executive Vice President and Director        January 29, 1996
          (THOMAS J. KALED)


         HARVEY R. HOUCK, JR.*        Director                                     January 29, 1996
       (HARVEY R. HOUCK, JR.)


         PHILIP A. TUTTLE*            Director                                     January 29, 1996
        (PHILIP A. TUTTLE)

         A Power of Attorney authorizing Mark H. Fisher to execute amendments to this Registration Statement on behalf of the above named directors and officers was included in the Registration Statement as originally filed by the Registrant with the Commission on October 17, 1995.

* By:  MARK H. FISHER
           (Mark H. Fisher)
           Attorney-in-Fact

                                INDEX TO EXHIBITS

An asterisk below indicates an exhibit filed herewith. Two asterisks indicate an exhibit previously filed with the Securities and Exchange Commission as an exhibit to Registrant's Registration Statement on Form S-18, Registration No. 33-22898-D (the "S-18"), such exhibit being incorporated from the exhibits to the S-18 by reference. The number in parentheses following the description of each such exhibit is the number of such exhibit in the S-18.

EXHIBIT NO.                            EXHIBIT TITLE                       PAGE
-----------                            -------------                       ----
      **4.1    -- Specimen Unit Certificate (including Specimen Certificate for
                  Shares of Common Stock) (4.1(a))
        5.1    -- Opinion of Boyer, Ewing & Harris Incorporated
      *24.1    -- Consent of Price Waterhouse LLP
       24.2    -- Consent of Boyer, Ewing & Harris Incorporated is contained in
                  Exhibit 5.1 to this Registration Statement
       25.1    -- A power of attorney, pursuant to which amendments to this
                  Registration Statement may be filed, is included in the signature pages contained in Part II of this Registration Statement